Exhibit 3.3

FILED # C539886
MAR 06 2001

CERTIFICATE OF AMENDMENT TO THE
ARTICLES OF INCORPORATION OF
DIGITAL D.J. HOLDINGS, INC.

(changed herein to BEVERLY HOLDINGS, INC.)

The following Certificate of Amendment to the Articles of incorporation of the above-named corporation is adopted pursuant to the provision of NRS 78.385 and 78.390. The undersigned as President and Secretary of Digital D.J. Holdings, inc., do hereby certify:

That the Board of Directors of this Corporation duly adopted on August 30, 2000, in accordance with NRS 78.315, resolutions to amend the articles of incorporation as follows:

1.	ARTICLE I shall be amended to read as follows:

FIRST. The name of the Corporation shall be : BEVERLY HOLDINGS, INC.

2.	ARTICLES IV shall be amended to read as follows:

FOURTH. Each outstanding share of the Corporation’s common stock is hereby reverse split and converted into one twenty-fifty (1/25th) of one share.

3.
By execution of this Certification of Amendment to the Articles of Incorporation, the President and secretary of the Corporation do hereby certify that the foregoing Amendment to the Articles of Incorporation was duly adopted at a special meeting of the shareholders of the Corporation held on August 30, 2000. As of August 1, 2000, the record date for such meeting, the number of shares of the Corporation issued and outstanding and entitled to vote on the foregoing amendment to the Articles of incorporation is 13,177,528, of which a total of 7,099,245 shares, or in excess of a majority of the outstanding common stock, voted for adoption of the foregoing amendment, and no shares voted against such amendment.

DIGITAL D.J. HOLDINGS, INC.

Dated: October2, 2000	By:	/s/ Tsutonni Takahise, President
Tsutonni Takahise, President